For Immediate Release
Sept. 11, 2008

Trubion Pharmaceuticals Wins Patent Opposition – Genentech / Biogen Idec European Patent Revoked

SEATTLE, Sept. 11, 2008 — Trubion Pharmaceuticals, Inc. (NASDAQ: TRBN), today announced that the Opposition Division (OD) of the European Patent Office (EPO) has revoked Genentech and Biogen Idec’s European Patent 1176981, in its entirety. This patent was generally directed to the use of an anti-CD20 antibody for the treatment of rheumatoid arthritis (RA). The revocation was the result of an opposition proceeding brought by Trubion and several other parties.

The OD, presiding in oral proceedings on Thursday September 11, 2008, ruled that the patent as granted did not meet the requirements for patentability under the European Patent Convention. Genentech and Biogen Idec have the right to appeal the decision.

“We are extremely pleased with the EPO’s decision as it supports the continued development of new and innovative therapies that have the potential to improve patient outcomes for autoimmune and inflammatory diseases. Continued innovation will ultimately provide patients with more effective, convenient, and safer therapies,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion.

Forward Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to those related to the expansion of Trubion’s product pipeline and its development of new product candidates. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the risk that Genentech and Biogen Idec successfully appeal the OD’s decision, the risk that Trubion is unable to successfully develop and market anti-CD20 therapeutics for the treatment of RA, expand its product pipeline or develop new product candidates, and the other risk factors described in the Company’s quarterly report for the quarter ended June 30, 2008 and in the other reports filed by Trubion from time to time with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at . Trubion undertakes no duty to update any forward- looking statement to conform the statement to actual results or changes in the company’s expectations.

About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP™, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1/2 clinical evaluation. In addition to Trubion’s current clinical stage product pipeline, the company is also developing additional product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website.

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For more information, contact:

Trubion Pharmaceuticals, Inc.
Jim DeNike
Senior Director, Corporate Communication
(206) 838-0500

Waggener Edstrom Worldwide Healthcare
Colleen Beauregard
Senior Vice President
(617) 576-5790

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